CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 277 to Registration Statement No. 033-42484 on Form N-1A of our report dated December 23, 2016, relating to the financial statements and financial highlights of Cornerstone Advisors Global Public Equity Fund, Cornerstone Advisors Income Opportunities Fund, Cornerstone Advisors Public Alternatives Fund, Cornerstone Advisors Real Assets Fund, and Cornerstone Advisors Core Plus Bond Fund, each a series of The Advisors' Inner Circle Fund (the "Trust"), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2016, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, both of which are part of such Registration Statement.


/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
February 28, 2017